Exhibit 99.1
Transcript of AMERCO's Fourth Quarter of Fiscal Year 2006 Investor Call

Moderator: Joe Shoen
June 14, 2006
11:00 am CT

Operator:	Good afternoon. My name is (Cheryl) and I will be your conference operator today. At this time, I would like to welcome everyone to the Amerco Fourth Quarter Fiscal 2006 Investor Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you, Ms. (Flachman), you may begin your conference.

(Flachman):	Thank you for joining us today and welcome to the Amerco Year-End Fiscal 2006 Investor Call. Before we begin I would like to remind everyone that certain of the statements during this call regarding general revenues, income and general growth of our business constitutes forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. And certain factors could cause actual results to differ materially from those projected.

For a brief discussion of the risks and uncertainties that may affect Amerco’s business and future operating results, please refer to Form 10-K for the year ended March 31, 2006 which is on file with the Securities & Exchange Commission.

Participating in the call today will be Joe Shoen, Chairman of Amerco. And I will now turn the call over to Joe Shoen.

Joe Shoen:	Good afternoon. This is Joe. I’m speaking to you from Phoenix, Arizona. I also have Gary Horton, Amerco’s Treasurer on the call and Jason Berg, Amerco’s Chief Accounting Officer. We will all be available to answer questions.

For the year ended March 31st, net earnings available to common shareholders came in at $5.19 a share compared to $3.68 a share for the same period last year.

In short, this has been a good year for Amerco. Our two insurance companies operating earnings improved from $12.7 million in losses in fiscal 2005 to $15.1 million in operating earnings in fiscal year 2006. These companies are on track for modest further improvement.

The U-Haul organization continues its business plan of both the self-move and self-store segments. In self-moving, we continue to experience a positive relationship in maintenance reduction associated with selling selected rental trucks and replacing them. The used truck resale market remains strong and U-Haul is taking advantage of it.

A favorable debt market combined with U-Haul’s tax position is causing our Treasury Department to recommend U-Haul buy outright more often than TRAC lease new moving vans at this time.

The increased first year depreciation charges on newly purchased trucks is expected to be substantially offset by maintenance savings on the related trucks that are sold.

Despite an aggressive new truck acquisition program, our equally aggressive asset retirement program has to date resulted in negligible growth in the total truck fleet available for rent.

Self-storage continues on pace in owned, managed and affiliated results. We have significant construction or conversion projects in Miami, Lauderdale, DC Metro, North Seattle, New York City, Minneapolis and the Bay Area. We are permitting in many other markets.

Occupancy on both owned and managed sites continues to improve. U-Haul’s system, discipline and referral network is affording U-Haul the best occupancy of any major player in the self-storage business.

This July, U-Haul will complete its 60th full year in business. It’s our plan to continue to build on this heritage of success.

I’ll now turn the call back to the monitor and we will proceed with the question and answer session.

Operator:	At this time, I’d like to remind everyone, in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of (Jim Barrett).

(Jim Barrett):	Good morning everyone.

Joe Shoen:	Good morning (Jim).

(Jim Barrett):	Joe, could you talk about the profitability of the company in the second half of the year that just ended? So to what degree even qualitatively should we ascribe that to among other factors, reduced truck maintenance as opposed to benign winter weather? Or to say differently, to what degree did weather play a role in the results you’ve put up over the last few quarters?

Joe Shoen:	Weather played only a positive role in it. What happens in the fourth quarter particularly (Jim), we - depending if weather hits bad -- and mainly you’re talking blizzard type circumstances -- we can lose $5 to $7 million in top line revenue and not recover it, and of that, some very high percentage -- 90% -- something like that -- just goes right through as a negative see.

(Jim Barrett):	Yes.

Joe Shoen:	Because you don’t - there’s no cost reductions that effect. In fact, there’s a little bit of cost increase in it when we get bad weather.

So I would say it’s real - weather’s impossible. But we could have seen $5 to $7 million less and I wouldn’t have considered it the winter from hell. Does that make sense?

(Jim Barrett):	It does, yes. Okay. So in other words if there’s a bad storm, let’s say for arguments sake in the Northeast over a given weekend, you might see a drop of $5, $6, $7 million in revenues?

Joe Shoen:	That’s what I would say. Now if you had the winter from hell, of course that would…

(Jim Barrett):	Yes.

Joe Shoen:	….be a different thing. But I normally kind of in my mind, just figure we’re going to get clipped some where’s in the $5 million plus or minus. And we really didn’t get clipped this winter.

(Jim Barrett):
I see. Okay. On a - actually on a unrelated note, when I look at the degree to which you've refurbishing the fleet, how should sharholders look at that? Are you - do you beleive you're in the early stages of upgrading the fleet, the middle stages, late stages? How should one look at that?

Joe Shoen:	Well we’ll say as of today, not as of 3-31 okay?

(Jim Barrett):	Yes.

Joe Shoen:	Because we’re hard at it okay? So…

(Jim Barrett):	Right.

Joe Shoen:	So as of today, I would say we’re about maybe 35%, 35% - you know, maybe a little higher than that.

(Jim Barrett):	All right.

Joe Shoen:	A little bit more than 1/3 of the way into it. One of our main models we’ve done nothing with and we don’t start that for two weeks. I see as both numbers and models. You see it more in terms of numbers and so I’m trying to keep your thought in mind.

So - but we’re well into it. What we haven’t done is grown the fleet. I thought by now we would have grown the fleet a little bit. We got a little aggressive on sales. I’m not sure I’m - sometimes you get too aggressive on some things.

(Jim Barrett):	Right, yes.

Jim Shoen:	So you want to be - we’ve got to try to balance this. I think sales got a little bit ahead of where I thought we would be and actually caught me a little bit by surprise right now. So I might just taper that off and allow a few more trucks. You know, in the summertime you would always like a few more trucks.

(Jim Barrett):	Right.

Joe Shoen:	And so I think I could have held sales down just a little bit more without effecting maintenance very strong and then sold those trucks let’s say in September.

(Jim Barrett):	Yes.

Joe Shoen:	So a few more trucks got put in the for sale category than I in retrospect put in there. So as a result we’re sitting - we’re reporting on 3-31 I think the same number of trucks reported a year ago.

(Jim Barrett):	Yes.

Joe Shoen:	Those are trucks available for rent. We don’t report how many trucks are in the fleet because we have trucks that are still being introduced that are on our lots and we have trucks that are being sold that are on our lots. We don’t - that’s not the number we report. The number we report is the active rental fleet.

(Jim Barrett):	I see.

Joe Shoen:	So the active rental fleet has stayed about constant. And I had kind of thought we would have picked up 1,000 trucks or 1,500 trucks by now.

(Jim Barrett):	Right.

Joe Shoen:	So I guess that remains for us to do in the upcoming months.

(Jim Barrett):	Okay. Okay well thank you.

Joe Shoen:	Thank you (Jim).

Operator:	Your next question comes from the line of (Ian Gilson).

(Ian Gilson):	Yes good morning gentlemen. I’m looking at Oxford Life. Are we stable at about this level of revenue? I thought we were going to sort of go out there and do a little bit of marketing.

Joe Shoen:	I’m going to let Jason address that question. Jason?

Jason Berg:	Hi (Ian).

(Ian Gilson):	Hi.

Jason Berg:	We have a couple of programs going on at Oxford. One thing that we’ve noted in the K is that we did do a small life insurance company acquisition here in the first quarter. That’s going to add about $15 to $16 million of premium for the year. And then we do have a number of direct marketing programs that I would still call in the launch phase. So outside of that one acquisition we’re going to still see a small decrease in premium with the profitability leveling off or increasing just slightly.

(Ian Gilson):	Okay, on the Republic Western, is that now basically at the bottom I notice that you did not make a profit. And was there any distribution of capital from Rep West in the fourth quarter?

Jason Berg:	In the third quarter we had a dividend from Republic Western to Amerco. It was a non-cash dividend. We essentially just decreased inter-company balances.

(Ian Gilson):	Okay, nothing in the fourth quarter?

Jason Berg:	No.

(Ian Gilson):	And then basically are we now at the bottom? We’ve divested ourselves of all of the problems, contracts and we’re now just winding down a few more?

Joe Shoen:	(Ian), Joe - this is Joe.

(Ian Gilson):	Yes.

Joe Shoen:	You never know that for a fact. Do I think we’re there? Yes I think we’re there. But this is - this property and casualty insurance (Ian), is a rough game. And there’ll be a blip. And our hope or our expectation is a favorable blip and an unfavorable blip will be about the same likelihood of occurrence and so that they’ll cancel each other out over a two or three year period. Depending on what assumptions you make or what the portfolio can earn of course, a percentage point variance there can make a tremendous difference.

And I think when they’re doing their calculations and trying to figure where we are, they’re assuming earnings of somewhere in the mid 4% range which should be a conservative assumption. And so I believe that there’s a little bit of upside in all the forecast they work out with me. They’re hedging that just a little bit which I think is prudent that they do.

The thing’s been scrubbed pretty hard. But you just don’t know in that kind of business. And that’s the reason we shouldn’t be in it (Ian). And - but it’s been scrubbed awfully hard. The actuaries are the most comfortable they’ve ever been with everything they - so I think the answer to your question is yes, what we should see from here is steady or up. But we might get a blip in - I would expect a blip in the quarter. I wouldn’t say might. I expect a blip in the quarter. I wouldn’t expect a blip in a year.

(Ian Gilson):	Okay, now my final question, what is the best rating on Oxford at the moment?

Jason Berg:	B plus.

(Ian Gilson):	All right, thank you.

Operator:	Once again, if you would like to ask a question, please press star then the number 1 on your telephone keypad. Your next question comes from the line of (Eric Rothman).

(Eric Rothman):	Good afternoon. I was curious about the decision to shift a little bit more from leasing to buying trucks and what’s driving that decision and so on?

Joe Shoen:	How about Gary you and I speak to it? Gary has said for years -- and Gary, you say it better than I do -- but that really a lease is interest and depreciation. It’s not really anything different. And the reason we lease he pretty consistently said over the years was because it had an additional tax advantage we could essentially sell the depreciation and yield more than if we kept the depreciation.

And our tax position has shifted over the last 18 months. And it now is very arguable - of course, depending on everybody’s rate which Gary’s very active in that, that purchasing is more net present value advantageous.

The financial statement presentation varies a little bit from the pure economics (Eric). And so depending on how you want to argue on - if you just argued one truck or one group of ten trucks and you did nothing else, then I would say that leasing has a near term more positive effect on the income statement.

And so - but that’s not why we ever did lease and it’s not why we’re not leasing okay? But I know you’re very financial statement driven and so I want to make sure I touch on that. Gary, is there something you’d like to add to that?

Gary Horton:
Yes, really what’s happening now is when you look at it, we are a full tax payor. Our cash pay is we’re paying 35% FED, about 3% STATE. And if you factor in the provincial tax in Canada, that would raise the state and provincial to about 3.3%.

But we’ve got a plan that where we could get back at a point in time to the alt min payor if we buy more than we presently have worked out.

So we’re kind of always willing to lease versus buy looking at the tax advantages. But then what you want to do is look at the components also of availability and look at pricing. Because at some point in time, a lot of the leasing companies will come back and pay more for the use of the depreciation than maybe we can get credit for taxes. And then what you will do is you’ll push to lease. It’s a fairly close calculation between the two. But it can swing either way. And we’re just looking at the availability and ways of which we would be able to finance it either way as we go forward.

(Eric Rothman):	Sure. So most of the activity here clearly is on the margin. At what point do you expect or I guess, how much do you expect to be able to shift the fleet from bought to lease? I mean is that - do you have like a… in mind or is it just the next 1,000 trucks are more likely to be leased than bought?

Gary Horton:	Well I would say the next 1,000 trucks are more likely if you’re looking in the echelon to be a buy versus lease, then I would say that probably is - that number could be multiplied a few times.

The real key is having the availability for the trucks. One of the key things that you have to look at which adds a little bit is that when you add the new truck, you have the depreciation in the lease and the tax calculation. But then you also have the maintenance and repair that comes in and the revenue per unit. So it’s not as simple as just saying oh I’m going to buy it or I’m going to lease it.

(Eric Rothman):	Sure.

Gary Horton:	And what you’re doing is looking at the market on as far as - so you make sure you have the availability to make the choice and if you’re in the best of all positions, you would have availability to do your entire fleet by lease or your entire fleet by buy. But generally that does not happen.

Joe Shoen:	(Eric), this is Joe here. I might be a little more specific. I think you’d be safe to figure the next 5,000 trucks are going to be leased. Gary said you could multiple that. I mean bought - by bought. I’m sorry it would be bought. The next 5,000 trucks will be bought. I mean we’re buying trucks right now.

Gary Horton:	And I think we had some disclosure statements that basically showed that we have loans in place basically to do that or facilities that we just entered into.

(Eric Rothman):
Sure. And then on the resale side, you mentioned the market has been strong. I guess what sort of typically is the - I guess the salvage of one of these trucks? And is there anything in particular that’s been driving that resale market?

Joe Shoen:	Oh you’re out at about 20% of acquisition cost is about what a truck’s worth at the end of the day. Maybe 18% to 22% kind of is - there’s a little bit of a range.

I mean I - obviously when we sell a truck, it goes to an end user. It doesn’t go through a dealer. It goes to a small landscaper, a small plumber -- people who have - may have one, two or three trucks, not what a Ford dealer would consider a fleet user. And there’s just a lot of activity at that level in this economy still.

(Eric Rothman):	Sure.

Gary Horton:	Joe, you might also mention because you really look towards the older trucks, but we do have a very active market on fairly new pickups and vans that we basically go out in the market. And we’re in that market every year.

Joe Shoen:	Oh yes, we’re - typically every year we’ll sell 5,000 pickups and vans or better, the better a year old. So I mean we’re - that’s another slice of the market. I mean we’re - we have a - used trucks is a very active thing for us. And unlike a lot of people in the rental business, we typically don’t have buy-back guarantees or trade-in commitments. We typically buy, use and sell ourselves. And we like that. And you can argue it both ways. We like being in that position.

(Eric Rothman):	Great. Thank you very much. I appreciate your answers.

Operator:	Your next question comes from the line of (Scott Sullivan).

(Scott Sullivan)	Thank you. First of all, congratulations on a great quarter. A couple of questions if I might. First on pricing power within the moving and storage area, if you could comment on that going forward?

Joe Shoen:	Sure. Storage is a very site-specific market. So you might get a - if the product was identical -- and it seldom is identical -- but if the product was identical, you could see easily a 15% difference in a five mile radius. So there’s - it’s very site specific. And as we say in the K, you get a competitor who - lacks common sense, they could conceivably move next door to any single site and lower the market rate 30%, 40%. That’s a - that once in a while happens, catastrophe.

So the pricing power in the self-storage market has a tremendous amount to do with location and the services offered the customer at that location. There’s no - I don’t think that you can say that there’s a market pricing power out there. We generally obviously favor rates going up. And most of the people from the marketplace generally favor rates going up.

There’s one exception. There’s an operator in the central valley of California who holds rates down is one tough son-of-a-gun competitor and maybe has 50 locations and enjoys a near monopoly because of their obsession. They’re kind of I would say - well obsessed would be a polite word. Their obsession with being the value provider. They in essence keep all the major players out of the market.

So it’s - that’s the only place that I’m aware of where one vendor of the storage product actually has pricing power. And it’s a very - the reason I’m aware of it, is it’s so specific. Other than that, It’s going to be somebody’s on an island or in a city that has extreme zoning regulations. And so they have some pricing power in a small radius, a two or three mile radius.

In the truck rental business, there’s a little more opportunity there. Of course we favor in the truck rental business, seeing the rates slowed up over time. We attempt to do that vis-à-vis the major players in the business.

It’s a little bit compounded by the fact that pricing is also used to facilitate distribution of equipment. Because of the one-way nature of the fleet and our competitors have a similar opportunity, they may end up with too few or too many trucks in an area, and then that would affect pricing. And it would not be at all unusual to see a 50% or greater swing in pricing that - related to distribution, not really to - what I’ll call the market rate or the sweet spot in the market.

And as (Ian) or Jim would I’m sure tell you, we’ve seen the last 24 to 30 months has been a relatively good, in a historical sense, pricing opportunity in the do-it-yourself moving/truck rental business. It hasn’t always been that way. And I - because of that I wouldn’t say it will always be that way. I mean I’d like for us to see and I think it’s responsible for us to attempt to price up a little bit because costs do creep up and the consumer expects to pay reasonable justifiable cost increases. So we’re for them going up over time, although on a ten year line, the last 30 months have been pretty good months for everybody in the industry.

(Scott Sullivan)	Sure. Sort of dovetailing off that question, given the just exceptional brand that you have and a low cost associated with promoting that brand -- you see it on CNBC every day I guess, do you lever off that relative to some form of - sort of vertical integration pricing incentives for example if I’m moving from city A to B and I’m using your trucks and I’m going to be using your storage, is there an economic advantage to that as opposed to me shopping the best price for my storage end of the business?

Joe Shoen:
Ordinarily yes. Ordinarily we’ll give you a storage discount as well as give you certainty. And certainty is the value to the customer. They know that there’s going to be room, where it is. And they know the general quality category they’re going to get into.

So just like a chain hotel does - gets some value for just certainty. You kind of know what it’s going to be. We get that and we also provide a discount in conjunction with a change of address move like that.

So I think your answer is yes. Is that the big driver or how would I evaluate the dollar value of the discount versus the certainty…

(Scott Sullivan)	Or the loyalty?

Joe Shoen:	Yes, I think there’s a great amount of value in the loyalty and certainty. I think it’s more than the price advantage. But I don’t have a scientific way to prove that for a fact.

If you’ve been following us, you know we’ve spent a lot of effort internally to continue to develop what we call our affiliate program which is to allow us to extend that into sub markets where we don’t have a storage presence. We’re running about 1,050 owned or managed U-Haul locations. And there’s at least room for four or five times that many outlets in sub markets.

And so while we continue -- and we will continue to build or buy - we’re - we believe very strongly that we - that there’s a legitimate customer value created by offering that affiliation into a sub market. And I encounter that routinely. There’s not a certain scientific thing I can give you, but I get it anecdotally at least once a week. I run into another sub market where consumers have indicated a willingness to extend our brand. But we don’t have a - an offering in that sub market that we can put them to in a seamless fashion. Seamless, I mean they can go on the Internet and put themselves in it. They can go 800. And they can go to every one of our stores.

Right now where I’m able to - where I’ve been able to implement effectively on my affiliate, you could go to a U-Haul location that’s not a company store that has no storage. In other words, our very most basic location. And that person can book you right on through into storage at an affiliate in a distant location.

(Scott Sullivan)	Is that done through (eMove) or is that something separate?

Joe Shoen:	Well it’s seamless on the computer. Once they’ve logged on to - every one of our locations, dealers, our company operated locations operates on a Web-based system. Once they operate - they get on that Web-based system, they can seamlessly transfer, they don’t even see the different between (eMove) and U-Haul at that point.

They have a customer. The customer is sending their child to college in some town in Ohio. And U-Haul does not have a company operation. Their computer, they just say find storage at location and the computer indiscriminately uses geographic tools to locate storage regardless of ownership or management. And then that person is able to seamlessly book the transaction, I mean run the credit card. And that’s a very, potentially a very, very powerful tool in serving the customer better.

And so the answer is absolutely we’re levering off that. Is it making us a bunch of money? No, but I believe that day will come. And the harder we work now, the sooner that will come. So I’m not predicting a date or anything. But I think it’s just a principle or business and we need to be doing it.

(Scott Sullivan)	Well clearly that productivity wholly enhances the brand I’m sure.

Joe Shoen:	Right.

(Scott Sullivan):	Next question, relative to the fact that you’re 35% or so done with the replacement process, could you comment on the fleet truck pricing environment? Obviously Detroit’s having it’s own issues and truck sales have certainly slacked off. Is there an advantage for you to garner there?

Joe Shoen:	That’s a good question. They’re not giving them away if that’s what your question is. And because we are a straight up buyer, we don’t ask for a trade-in at the end and we don’t ask for a buy-back. That’s mainly where everybody kind of plays who’s smarter than who in that business is down the road, because the manufacturer wants to book a full price sale in the current period. And they always - if they’re going to give something away, they always give it away in a subsequent period.

So…

(Scott Sullivan)	Are the bought locally or are they bought centrally?

Joe Shoen:	We buy everything centrally. And we deal, I would say at the very highest levels with both General Motors and the Ford Motor Company. We have - I’ll say this, it’s real easy to get their attention now okay? You couldn’t get their attention five or six years ago. You were competing with a hoard of full-price SUV buyers. And so you would struggle to get attention at the very highest levels in those companies.

It’s not obvious perhaps to you, but there are subtle differences in the vehicles we acquire that we believe make them significantly more appropriate for our uses. And getting those subtle refinements in the vehicle requires the go ahead at the highest levels in these car companies because once they set an option list, they - that’s a - they just are loathe to change anything today.

And so when we come to them and we say well, we want this part common on two sides of the trucks. We know it will work. We know you don’t normally do that. But we know it all fits, let’s do it gentlemen, well there’s - you need to have the go ahead from the highest levels in order to get engineering and production and everybody on board. And we have that today. And I think that’s - the value of that isn’t seen just in the acquisition price. I think it will be seen in the operating costs and the serviceability of the unit over a period of years.

(Scott Sullivan)	Right. Talk a little bit more about the fleets -- and I’m not sure if this is an appropriate metric -- but capacity? I mean obviously you’ve got very envious - enviable storage occupancy rates and capacity there.

Can you extrapolate anything relative to the national moving fleet where you have a specific number in mind that - where you might have not so many trucks or vans idle where you might be at a - sort of a maximum capacity level?

Joe Shoen:	We’re not there today. That’s a compilation of hundreds of numbers. But in my opinion we’re not there today. In my opinion we have room for more transactions. And I’m exhorting my operating people to go out and get them. I think the - I’m one of these people who there’s always more opportunity around the next corner. That’s my mind set. But I think it’s - I’m not being told I’m ridiculous telling our guys okay, you’ve got the same number of trucks, but you’ve got a bigger opportunity. I want you to do something with it. And that’s if you were sitting in our operational meetings here now, you’d hear me beating that drum.

It’s okay, truck number’s the same but real opportunity is greater. And I expect you to do better. So we’re kind of in that push and pull right now in the operating end. They’re whining that they don’t have more trucks. And I’m saying you’ve got - you have effectively more days, go get it done.

(Scott Sullivan)	Right, but is there a - I mean are you halfway there, 3/4 of the way?

Joe Shoen:	Oh we’re a lot more than 3/4 of the way. I mean this - you’re dealing with small percentage points on a given truck.

(Scott Sullivan)	Just manicuring. Okay.

Joe Shoen:	There’s - I mean you’re always hoping for the big breakthrough. But this is - these are small changes. They have great economic effect, but they’re small changes.

(Scott Sullivan)	So what percentage of your fleet might be quote, idle on a just non-seasonal typical month?

Joe Shoen:	Well I mean Wednesday of this week today?

(Scott Sullivan)	Yes.

Joe Shoen:
How many trucks won’t rent today? That’s a wonderful question. A wild guess, I’ll give you a wild guess. Half of them won’t rent today between maintenance, it being the middle of the week. I could be - but I mean that’s always the problem. And then of course take middle of the week in February it’ll probably - could be more than half of them don’t rent mid-week in February.

Now that’s just the very nature of our business. And so…

(Scott Sullivan)	But on a weekend obviously that…

Joe Shoen:
Weekend it just - it flip-flops and the consumer perceives we’re under fleeted. I’m always looking at well we have a pocket here and a pocket there. Let’s go use it. And there’s more ways to resolve that than to just say it’s a lot finer metric than how many rentals did you do okay. It’s a much - we get much - we have much more subtle distinctions of that in how we measure this.

(Scott Sullivan)	Sure. Then the last question, just sort of a 10,000 feet question, do you sort of attribute a lot of your success recently beyond the effective management to the changes sort of I guess structurally in the housing market, a lot more rental, a lot more moving around with prices doing what they’re doing?

Joe Shoen:	I’ve never put much stock in the housing market. And every time someone asks me that question I think I’m going to tell them that. And then I’m going to get my come (uppance) because something’s going to smack us okay.

But I’ve never put much stock in the housing market one way or the other. My belief and my experience is is that people move because of life events. And the reflection of the housing market is more - is a small part of those life events.

We bought a new home. That is a life event. But more likely the life event is we - my wife bore a child or we retired from the workplace or we graduated from school. So there’s a lot of drivers. And we’ve never seen a Macro correlation in housing starts or apartment starts and gross revenue. Would I rather have a heated housing market than an unheated housing market? Well of course I would. We have to be - we’re getting some marginal amount of it because you buy a new house, then maybe you go buy two sofas and a chest of drawers and you rent a trailer from us to grab them you see?

(Scott Sullivan)	Right.

Joe Shoen:	There’s a lot of ancillary activities. Or maybe you do a bunch of landscaping and so you rent a trailer from us to go pick up a bunch of mulch. I mean there’s a lot of ways we participate in that that aren’t change of address residential uses.

So we’d much rather see a buoyant economy. But if you tried to take our topline and to any correlation over let’s say a three or five year period to the housing indicators, we’ve never successfully got a correlation there.

(Scott Sullivan)
Fair enough. And the last question. Any - hate to use the word guidance and then I know you don’t give it, but any ranges of growth expectations or goals that you might have that you could share with us?

Joe Shoen:
Oh probably not. I think what I said in response to (Jim) which is I have a few more trucks up for sale or sold right now than I would have now with 20/20 hindsight. But you don’t change that in one day.

So I’ve probably shorted myself a little bit of revenue here. I’m seeing some maintenance savings. But I think I might have yield - I don’t have any doubt I could yield a little bit more topline if I had a few less trucks sold or in the for sale category today.

But that’s a - that’s kind of a balance. So to that extent, I’d pull back just a little bit in the near term. That’s where I’d put myself in just a fact. Am I taking steps to kind of go out of that? Sure, but it’s a very - these are gradual processes. You don’t just declare 2,000 trucks sold. I mean it’s a gradual thing. I’d like to add 1,500 more trucks than I have here today in the rental fleet.

(Scott Sullivan)	Well great job. Congratulations.

Joe Shoen:	Thank you.

Operator:	Your next question comes from the line of (Gideon Burnstein).

(Gideon Burnstein):	Good morning guys. Great quarter.

Joe Shoen:	Thank you.

(Gideon Burnstein):	Got some questions on uses of cash. I mean it’s pretty clear that you’re investing in the fleet and the cash flow from the company’s been improving. Is there anything that the board’s discussed about either a dividend policy for the common shareholders or share repurchases considering the insider activity has been pretty strong on buying stock? Is the company thinking about it at this level as well?

Joe Shoen:
Oh, that’s a good question. The - what I’d say is of course that kind of - I’ve heard that kind of talk. But as far as what I would call substantial, I would say
no. The discussion - the subject has come up, but not in what I would call substantially. In other words, we don’t have a task force on it or something of that nature.

So yes, the company’s board of directors is conscious of both, but no, they don’t have me on an assignment to come back with a recommendation which results in a de facto recommendation of not doing it.

In the past, if you looked at our history, (Gideon), went back four, five years in the past, we have had share repurchase, you know, mandates or allotments from the board. And we’ve done it never on some kind of a - never enough that it really moves any numbers much. But, you know, in kind of in a discreet manner. So I wouldn’t rule that out. If you want to just know my opinion. I wouldn’t hold my breath for a common dividend.

(Gideon Burnstein):	Rather buy more trucks than grow the company?

Joe Shoen:	I’d rather growth the company. I mean I’m still - I’ve still got years ahead of me. And that would be my druthers. And I think the market’s there.

(Gideon Burnstein):	Okay, thank you.

Operator:	Your next question comes from the line of (Ian Gilson).

(Ian Gilson):	Yes, just a last question. On the structure of the truck fleet, how much do we have on pickup as a percentage of total fleet, you know, (unintelligible)?

Joe Shoen:	Pickup (Ian), is going to be - I’m going to say, 1,400 vehicles, vans. Let me just write the number down so I don’t get it all wrong okay? I think it’s a little bit higher (Jeff Wertham).

(Gary Horton):	A little bit higher?

Joe Shoen:	What do you think, 1,800 pickup?

(Gary Horton):	We’ve got what - in that fleet we - because we just expanded that we have about 6,000 total van pickups. Is that…

Joe Shoen:	Yes, I think it’s 6,000 and trending up. But if we have 1,800, that would put 4,200 in vans. And I think that’s more representative of the split. (Ian), I don’t know that we’ve published a number on that. And that’s kind of off the top of my head. But the pickups is the minor part of the - what we call the pickup van market. The pickup isn’t our main thrust. The van’s our main thrust.

(Ian Gilson):	Okay, so we’re not putting any great emphasis on the one day market?

Joe Shoen:	Well we’re putting emphasis on it, but it appears that there’s more opportunity in the van has been our experience and our fleet. The relative size of the two fleets indicate that the van’s a better - we’ve had more success renting the vans than the pickups.

Well we’re putting emphasis on it, but it appears that there’s more opportunity in the van has been our experience and our fleet. The relative size of the two fleets indicate that the van’s a better - we’ve had more success renting the vans than the pickups.

(Gary Horton):
Yes. And Joe, just to add to and (Ian), we also have our 10 foot truck which is one step up from that which is a small truck. So I think we were adequately serving that market. And if not, what we basically do is we trend up and add more units into it.

(Ian Gilson):	Fair enough. Thanks very much.

Operator:	Your next question comes from the line of (Jeff Wertham).

(Jeff Wertham):	Good morning gentlemen. I also noticed in the 10K that your self-storage space and rooms had grown fairly dramatically over the last year. Is that…

Joe Shoen:	Which statistic - throw me a wild…

(Jeff Wertham):	Three hundred and seventy thousand rooms I believe.

Joe Shoen:
Sure, we brought under company management the - a Private Mini Storage portfolio, about 60 locations. And I think that added 3-1/2 million square feet and I’m going to say 35,000 rooms -- something like that.

(Jeff Wertham):	I got you. Are you looking for other opportunities to grow the self storage business?

Joe Shoen:	Absolutely.

(Jeff Wertham):	Great. Thanks. Great quarter.

Operator:	Your next question comes from the line of (John Kurti).

(John Kurti):	Good morning. Two questions. First off, could you give us some guidance or goals in terms of what your capital spending will be this year for your two main categories, the self moving equipment rentals and then the self-storage. You mentioned a number of cities where you were either building new projects or expanding existing ones. Just trying to get a rough idea of what your capital spending will be.

Joe Shoen:	Okay, I’m going to ask Jason and Gary to respond to that. And if I don’t agree, I’ll jump in.

Jason Berg:	This is Jason. Our disclosure in the K references a $340 million expectation for next year for capital spending on the fleet.

(John Kurti):	Okay.

Joe Shoen:	And then on self-storage, it so much depends on what you actually get where you can get going and what you can spend. What do you say Gary, to $50 million?

Gary Horton:	I’m going to guess it’s somewhere in the $50 million. And again, as you said, we are opportunistic. But I would say with build, buy, it’s probably $50 million of - that should be a reasonably conservative estimate. I think when you look in total you’re somewhere close to $400 million of cap ex.

(John Kurti):	And that $50 million plus or minus on the self-storage side would increase your capacity by what percentage either in terms of rooms or square footage or number of facilities?

Gary Horton:	Good question. Let’s see. I think it’s about 500,000 feet at 50 million (Jeff Wertham).

Joe Shoen:	That would be my guess.

Gary Horton:	That’s using - and again, that’s averages of averages of 100 bucks…

Joe Shoen:	About 500,000 square feet. And so you could put that over the square foot. This will be - when we’re saying this, we’re talking pretty much entirely about owned. And so when you make the fraction, the owned fraction is smaller. I don’t know what it says in the present K for the - Jason, do you know the number?

Jason Berg:	9.6 million square foot.

Joe Shoen:	9.6 million square foot. So put 500,000 at 9.6 here, 5%.

(John Kurti):	And it also looked like you had a very nice increase in your average occupancy rate up over 5 points.

Joe Shoen:	Yes.

(John Kurti):	Could you talk about what you did to help drive that from a marketing perspective, what was going on in the markets to help drive that?

And then as we come into the new year, I’m assuming we shouldn’t be looking for that kind of a large of an increase again.

Joe Shoen:	Well where we’re operationally where I’ve been telling people for the last 12 or 18 months is we’re looking to operate at the 90% level. We know it’s possible. It’s just operationally challenging to do so. But we know that that’s an achievable level. It may be possible to achieve a higher level than that on a portfolio wide basis, but I’m not yet spouting off on that subject. So 90% is where I have all my operational people baselined. So if you’re below 90 you’re in trouble and if you’re above 90 you’re in the safe zone.

And as a result, you’ll see we’re tending towards the 90% number. And I can’t just keep increasing that for no good reason. So that’s why in my opening address, I says this is very hard - this is based very much in systems and in our referral network which are - which I think are unique to our system or to the U-Haul brand. And as a result, it’s my belief that we’re operating at a - and we’ll continue to for some time, operate at a higher occupancy rate than any other major player.

There’s significant obstacles in any business to increasing a standard. But I think we’re going to get it at a 90% standard. I’m convinced of it. And I don’t think our competitors can say that with a straight face.

At the same time I’d caution you, most people when they cite the statistic, do it on square foot rented. We - when we cite the statistic, we do it on number of rooms rented which is a tougher metric because we have a bias toward smaller rooms than our competitors. So I would tell you that my 86 is higher than the competitor’s 86 out of the box. And but we believe that that’s a more meaningful way to be evaluating. That’s how we evaluate all our zone people and our operational people. So we passed it on in how we report to investors.

(John Kurti):	All right. Thank you very much.

Joe Shoen:	Sure.

Operator:	Your next question comes from the line of (Scott Sullivan).

(Scott Sullivan)	Hi. I wondered if you’d just comment on the difference in perhaps looking forward. Suggested growth rates between the self-storage and the self- moving which might be growing faster.

Joe Shoen:	I think self-storage is going to outpace over the next six months. That’s - after that it depends how many projects we’ve been able to bring either online through building or online through acquisition because the storage opportunity is - it’s like - you can’t rent a storage room if you don’t own it. And once we get at 90%, I’m not sure I can go to 93% or some number like that.

So we - I think we reported a 86 in change or something for the 12 months -- 87.9. Jason just corrected me. We reported 87.9. And I believe we’ll finish the 12 months we’re in now with a good increase over that. But that was about a 5 points up. And 5 points up off of 87.9 puts you at 93. I’m certainly excited about 93, but I’m not telling you we’re going to hit 93. I don’t want to confuse you. So I need to bring some more capacity. And we have the ability to rent the rooms if we have control of the rooms so we can rent them.

(Scott Sullivan)	Right. But in terms of growing the fleet versus growing capacity in the storage side?

Joe Shoen:	Oh the storage side is immense. I mean we’re a small fraction of the market in the storage business. And in the truck rental business we’re significantly large fraction. So I mean you just…

(Scott Sullivan)	Of course.

Joe Shoen:
…and the absolute dollars, significantly larger absolute dollars in the truck rental business. So you’re bringing in $30 or $41 million in the storage business, it’s a big deal. Thirty-four million in the truck rental business isn’t such a big deal.

(Scott Sullivan)	How do the margins compare between the two?

Joe Shoen:
God only knows I think is the truth. We rent trucks and storage out of the same locations. And so that’s a hotly debated question. If I knew the answer to it,
I’d own a lot more of one than the other. They’re both profitable. And they interrelate. So if you ask McDonalds, they might tell you they make a lot more money on the sodas than they do on the hamburgers, but yet they wouldn’t sell any soda if they didn’t sell hamburgers. Do you know what I mean?

(Scott Sullivan)	Yes.

Joe Shoen:
So I have all my program managers all claim their program is the most profitable program in the company. And my storage program manager is consistent in that he also says it’s the most profitable part in the company. But I really - I think it’s a mute point because of the way we go to market. And what I spend most of my time doing is are we profitable in each segment? And the way we actually run is we run P&Ls by location. That’s where I do most of my work.

If I was at a location, I would have a very highly developed opinion as to whether our truck rental, our hitch installation, our box sales and our storage is - if each segment is profitable and if it’s pulling it’s fair share. In other words are we balanced in our marketing approach? Are we selling the right amount of boxes given our other levels of business or where’s our business opportunity?

And it’s kind of running that whole mix that results in the margin that you see in the financial statements. So the numbers you see are very much of course, the result of a big blending of several factors. But again that is how we go to market. So I don’t think blending is an inappropriate thing.

And in the macro sense, it’s hard for me to break the numbers apart successfully. But at a given location, I could break that down for you in 5 minutes.

I have locations that are losing money at storage. And I have locations that are losing money at truck rental. I mean it - with this many locations, I’ve got all sorts of varies stages of development. So I’m not - I don’t want to tell you that everything is perfect in the land of OZ because it never is.

But we are - I’m - I have no question that we generate positive gross margin on every major line of business. We don’t have a line of business that’s not generating positive margins. How to say each one relates to the other in a fair manner, I don’t really have a way to say that that I think is definitive.

(Scott Sullivan)	Fair enough. And the large jump in property management fees, I imagine that’s attributed to the merger or acquisition you made?

Joe Shoen:
It’s partially that. And it’s partially because we put some incentive fees in our most recent management contracts. So our older contracts are mainly 6% fixed fees. And so we put some incentive fees in some of the more recent contracts which allows U-Haul to, if it performs above a certain metric, make more than that. And we’ve got some incentive payments I think really for the first time this year in any measurable amount. And those incentives actually impacted that very favorably too. When we did it, we had no idea how it would really work out, you know. You think you do but you don’t know. And we actually got some good incentive fees. So that was - we were very pleased with that.

(Scott Sullivan)	Brilliant. And do you - relative to the storage space, do you have a typical cookie cutter sort of blueprint plan or do you sort of tailor it to the local or specific real estate location?

Joe Shoen:
Well we have a cookie cutter plan, but you always end up tailoring it either because of unique shape or topography or and maybe most likely, local land use planners are just obsessed with what you do. So you go in with what you want and then you just start negotiating.

(Scott Sullivan)	Terrific. Thank you so much.

Joe Shoen:	You bet.

Operator:	Ladies and gentlemen, we have reached the allotted time for questions and answers. Mr. Shoen, are there any closing remarks?

Joe Shoen:	Yes, I’d like to thank everyone for their continued support. We have a group of people here who are attempting to do their best. And I’ll try to keep them motivated to do that. We have generally good relations with our customers. And I expect their continued support. So again, I thank you for yours and look forward to talking to you in the near future.

Operator:	Ladies and gentlemen, this concludes today’s teleconference. You may now disconnect.

END